Exhibit 99

MARTIN ORING JOINS SEARCHLIGHT MINERALS CORP.
BOARD OF DIRECTORS

EXPERIENCED FINANCIAL EXECUTIVE BRINGS DEPTH TO AUDIT AND COMPENSATION COMMITTEES

HENDERSON, Nevada (October 6, 2008) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), a minerals exploration company focused on the acquisition and development of projects in the southwestern United States, today announced that Martin B. Oring has joined the Company’s Board as an Independent Director. Mr. Oring will serve on both the Audit and Compensation Committees of the Board of Directors.

Mr. Oring also serves on the Boards of Directors of Parallel Petroleum Corporation (Nasdaq Global Market: PLLL), a Midland, Texas-based oil and gas exploration and production company with a “market cap” in excess of $300 million; and Denver-based PetroHunter Energy Corporation (OTC BB: PHUN), an oil and gas exploration and production company with a “market cap” of approximately $35 million.

“We are very pleased that Martin Oring has agreed to serve as an Independent Director of Searchlight Minerals Corp.,” noted Ian McNeil, Chief Executive Officer of the Company. “His extensive financial background and board-level experience with other publicly traded companies will contribute significantly to the strength of our Board of Directors and to the effectiveness of the Audit and Compensation Committees of the Board.”

“One of our strategic goals is to expand both the independence and the diversity of our Board of Directors, in anticipation of a listing of our common stock on a national exchange once we meet all listing requirements,” added McNeil. “We expect to add more independent directors that can assist management in achieving the Company’s strategic objectives and/or strengthening our financial processes and controls.”

Mr. Oring, a Senior Financial/Planning Executive, is currently the President of Wealth Preservation, LLC, a financial advisory firm that serves high-net-worth individuals. Since founding Wealth Preservation, LLC in 2001, he has completed the financial engineering, structuring, and implementation of over $1 billion of proprietary tax and estate planning products in the capital markets and insurance areas for wealthy individuals and corporations.

From 1998 until 2001, Mr. Oring served as Managing Director, Executive Services at Prudential Securities, Inc., where he was responsible for advice, planning and execution of capital market and insurance products for high-net-worth individuals and corporations. Among his other accomplishments during this period of time, he designed and executed more than $1 billion of hedging strategies for clients. From 1996 to 1998, he served as Managing Director, Capital Markets, during which time he managed Prudential Securities’ capital market effort for large and medium-sized financial institutions.

From 1989 until 1996, Mr. Oring managed the Debt and Capital Management group at The Chase Manhattan Corporation as Manager of Capital Planning (Treasury). Prior to joining Chase Manhattan, he spent approximately 18 years in a variety of management positions with Mobil Corporation, one of the world’s leading energy companies. When he left Mobil in 1986, he was Manager, Capital Markets & Investment Banking (Treasury).

Mr. Oring has served as a Lecturer at Lehigh University, the New York Institute of Technology, New York University, Xerox Corporation, Salomon Brothers, Merrill Lynch, numerous Advanced Management Seminars, and numerous in-house management courses for a variety of corporations and organizations. He has an MBA Degree in Production Management, Finance and Marketing from the Graduate School of Business at Columbia University; and a B.S. Degree in Mechanical Engineering from Carnegie Institute of Technology.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a minerals exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ores mined at the United Verde Copper Mine in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological or other work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:
Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com